Exhibit 99.3

Span-America Employee FAQ

1.	What was announced today?

●	The Span-America board of directors has approved the acquisition of Span-America by Savaria Corporation.

2.	Who is Savaria?

●	Savaria is a Canadian manufacturer of accessibility lifts, wheelchair-accessible vans and elevators.

3.	Why is Span-America combining with Savaria?

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Span-America’s board of directors believes that the sale of Span-America to Savaria will provide Span-America’s shareholders with immediate and substantial cash value, as well as a compelling premium, and has unanimously agreed that this transaction is in the best interests of all Span-America’s shareholders.

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Savaria desires to acquire Span-America because it believes that Span-America’s products complement their own, that Span-America’s distribution and sales network will strengthen their own, and that Span-America’s manufacturing facilities add needed production capacity.

4.	What does this transaction mean for Span-America employees?

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Savaria recognizes that the exceptional company we have built is largely due to the efforts of our talented and passionate team and our strong relationships with our customers and suppliers. Although it is premature to speculate on this topic, Savaria believes Span-America’s manufacturing abilities and sales networks are crucial to Savaria’s continued growth and success.

5.	Will this announcement have an immediate impact on day-to-day operations at Span-America?

●	Until the transaction is complete, Span-America and Savaria will continue to operate as independent companies, and it remains business as usual.

●	You should continue to focus on your day-to-day responsibilities and providing our customers with the excellent service and support they have come to expect from us.

6.	How does the culture of the two companies compare?

●	Both organizations have talented and passionate employees who are committed to growing our business and developing and creating excellent products.

●	Span-America will benefit from the shared best practices of a partner like Savaria.

7.	Are any layoffs planned as a result of the transaction? Will I get severance if my job is impacted?

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It is premature to speculate on this topic. However, Savaria recognizes that the exceptional company we have built is largely due to the efforts of our talented and passionate team, and there are no specific plans to change Span-America’s business following the closing of the transaction.

8.	Will our existing leadership team remain in place?

●	Until the transaction is complete, Span-America and Savaria will continue to operate as independent companies, and it remains business as usual.

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Savaria intends to keep the current management team in place for the immediate future, but Savaria will appoint a new board of directors to whom the management team, including Jim Ferguson, will report.

9.	Will there be any changes to my direct supervisor or team?

●	Until the transaction is complete, Span-America and Savaria will continue to operate as independent companies, and it remains business as usual.

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After the transaction is complete, we do not expect any changes to anyone’s supervisor except that that Span-America’s management team will report to a new board of directors and work closely with and under Savaria’s management team.

10.	What happens to Span-America’ headquarters as a result of the transaction? What about other facilities and operations?

●	Until the transaction is complete, Span-America and Savaria will continue to operate as independent companies, and it remains business as usual.

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Upon completion of the transaction, Savaria intends to maintain Span-America’s Greenville, South Carolina and Beamsville, Ontario manufacturing facilities and offices and to maintain Span-America’s sales force. Savaria believes Span-America’s manufacturing capabilities and sales networks are crucial to Savaria’s continued growth and success.

11.	Can we enter into new agreements (e.g., with suppliers and vendors) between now and the close of the transaction?

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Until the transaction is complete, Span-America continues to operate as an independent company. You should follow normal approval processes when evaluating and negotiating agreements with suppliers and vendors.

12.	Will Span-America use the same business systems going forward?

●	There are no specific plans to significantly change Span-America’s business or systems.

13.	How will this transaction affect compensation and benefits?

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Until the transaction is complete, Span-America and Savaria will continue to operate as independent companies, and it remains business as usual. As such, compensation and benefits will continue in the ordinary course.

●	Any details with respect to future compensation and benefits will be determined and communicated to employees as they are finalized.

14.	What happens to the Span-America stock or options that I own?

●	Employees who own Span-America stock will be able to tender their shares.

●	Employees with stock options will be contacted separately about the effect of the transaction on outstanding options.

15.	What happens to my health benefits and 401(k) plan?

●	There is no change to any Span-America healthcare or other benefits foreseen at this time. You should be able to continue see your existing healthcare providers.

●	Until the transaction closes, Span-America continues to be an independent company, and our current 401(k) program will continue to operate per its current policy and requirements.

●	Any details with respect to Span-America’s 401(k) plan after closing of the transaction will be communicated to employees as they are finalized.

16.	Do I get to keep my seniority and vacation days? Can I still take my vacation as scheduled?

●	There are no expected changes, and we will go forward with existing seniority and vacation policies.

●	There is no reason to change any vacation plans.

17.	What are the next steps? When will the transaction be completed?

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The transaction, which is expected to close by the end of June 2017, is subject to customary closing conditions, including receipt of two-thirds of Span-America shares on a fully-diluted basis in a tender offer to Span-America’s shareholders.

●	Following the successful completion of the tender offer, Savaria will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price.

18.	Is the transaction being announced to our customers and suppliers?

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Span-America is notifying certain customers and suppliers of the change, and there will be a general transaction letter available and FAQ document for use as needed to ensure all parties receive a consistent message. We believe both customers and suppliers will benefit from Savaria’s acquisition of Span-America.

19.	What should I do if I am asked about the transaction from a customer or vendor?

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FAQ documents are available for both customer-facing and vendor-facing contact teammates. Your functional leader will provide them today. There will also be a general transaction letter available for use as needed to ensure all parties receive a consistent message. Please refer them to their regular Span-America contact point.

●	For Customers, if you are unaware of the appropriate contact, please refer them to Clyde Shew or Rob Ackley at (864) 288-8877.

●	For Vendors, if you are unaware of the appropriate contact, please refer them to Erick Herlong at (864) 288-8877.

20.	What do I do if I’m contacted by a member of the media about the transaction?

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If you receive any calls from the media, please do not discuss any information with them, but instead refer them to Jim Ferguson or Richard Coggins at (864) 288-8877 who will respond on the Company’s behalf.

21.	How can I learn more about Savaria?

●	Savaria’s websites, www.savaria.com, has information about the company, its products, teams and more.

22.	Who do I contact with questions? Where can I go for more information?

●	We will make every effort to ensure that employees are informed about developments as they occur throughout the process leading up to close and beyond.

Additional Information about the Proposed Transaction and Where to Find It

The proposed transaction described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any of the securities of Span-America Medical Systems, Inc. (the “Company”). The solicitation and the offer to buy the shares of Company common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Savaria Corporation intends to file with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the proposed transaction. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the proposed transaction free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at http://www.spanamerica.com/. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/ RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE PROPOSED TRANSACTION THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION.